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                                                                    EXHIBIT 99.1

HANOVER COMPRESSOR COMPANY TO ADOPT NEW HOLDING COMPANY STRUCTURE

HOUSTON--(BUSINESS WIRE)--December 2, 1999--Hanover Compressor Company (NYSE:
HC-news) announced today that it intends to adopt a new corporate legal structure. The corporate restructuring will create a holding company structure.

The restructuring will be accomplished through a merger under Section 251(g) of the Delaware General Corporation Law pursuant to which all stockholders of Hanover Compressor Company at the effective time of the merger will become stockholders of the new holding company, and Hanover Compressor Company will become a subsidiary of the new holding company. The business operations of Hanover Compressor Company will not change as a result of the restructuring. The new holding company will take the Hanover Compressor Company name and will trade under the same symbol, with the same CUSIP number as prior to the merger. The charter and by-laws of the new holding company will be substantially the same as the charter and by-laws of Hanover Compressor Company and the officers and directors of Hanover Compressor Company will also become the officers and directors of the holding company.

Hanover Compressor Company's stockholders are not required to take any action in connection with the corporate restructuring. All outstanding shares will be converted into shares of the new holding company in a non-taxable transaction with the same rights, privileges and interests as the shares of Hanover Compressor Company previously held by stockholders. The shares of the holding company will continue to be represented by the same stock certificates that previously represented shares of Hanover Compressor Company capital stock.

Hanover Compressor Company is the market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, its customers include premier independent and major producers and distributors throughout the Western Hemisphere.